                               SERVICE AGREEMENT                   Exhibit 10.44

                             Dated 19th, July 1995


PARTIES

     (1) INDEX FOREX LIMITED whose registered office is at 11 Old Jewry, London EC2R 8DU (the "Company"); and

     (2) MR. GRAHAM WELLESLEY of 38 Santos Road, London SW18 1MS (the "Executive") SIMON DRABBLE, LORENZO NALDINI

1.   INTERPRETATION

     In this Agreement:-

     (a)  the "Board" means the board of directors of the Company;
     (b) the "Commencement Date" means the ___ day of _______________ 1995;

     (c)  the "Group" means:

          (i)  the Company;

          (ii) the Company's holding company (if any);

          (iii)any other subsidiary of the Company or the Company's holding Company; and

          (iv) any other company in which the Company is interested and whose name is notified to the Executive by the Company as being a member of the Group and (where the context so admits) includes any member of the Group. For this purpose "holding company" and "subsidiary' have the meanings given to them by section 736, 736A and 736B of the companies Act 1985;

     (d) "Net Income of the Company" means 50% (fifty per cent) of the gross income of the Company resulting from business undertaken by the Team (including introductory commissions from Index Futures Group, Inc.) less 50% (fifty percent) of the costs incurred by the Company in supporting the Team including, for the avoidance of doubt, the items and the indicative costs set out at Appendix 1 and trading errors and unpaid debts of the Team's clients.

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     (e)  the "Team" means Simon Drabble, Graham Wellesley and Lorenzo Naldini and such other persons as may be agreed from time to time by the parties.

     (f) the "Termination Date" means the date on which the Executive's employment under this Agreement ceases;

     (g) reference to any statutory provision includes a reference to that provision as amended, extended or reenacted and to any statutory replacement thereof (either before or after the date of this Agreement).

2.   APPOINTMENT, TERM AND CONTINUITY

     (a) Subject to the provisions of this Agreement, the Executive is appointed and shall serve the Company as a Director from the Commencement Date until his employment is terminated by either party giving to the other not less than (three months') notice expiring at any time.

     (b) The Executive's period of continuous employment with the Company for the purposes of the Employment Protection (Consolidation) Act 1978 commenced on _________________ 1995.

3.   REMUNERATION

     (a) The Executive shall be entitled to a commission share of the Net Income of the Company, his proportion of such commission to be determined by agreement with the other members of the Team and notified to the Company in writing.

     (b) The Company shall pay the Executive as draw against commissions to be earned under sub-clause (a) above at the rate of US$8,565 per month or at such other rate as the Board may from time to time decide. Such draw shall be paid monthly in arrears on the last working day in every month and shall be repayable by deduction from the commission share due in future quarters to the Executive pursuant to (C) below if the commission earned by the Team under (a) above are less than US$25,695 in aggregate in any month or on average over any quarterly period Provided That the draw against commissions paid to the executive in the first three months of his employment shall not be repayable if the commissions earned by the Team under (a) above are less than US$25,695 in aggregate in any of those three months or on average over such period.

     (C)  50% (fifty per cent) of the commission share of the Executive under
          (a) above shall be payable quarterly in arrears after deduction of any draw against commission

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          under (b) above with the balance of such commission share being payable at the Company's financial year end.

4.   EXPENSES

     The Company shall reimburse the Executive all reasonable out of pocket expenses properly incurred by him on the Company's business and evidenced to the Company's reasonable satisfaction provided that such expenses shall not exceed such amounts as may be agreed from time to time unless approved in advance.

5.   DUTIES

     (a) The Executive shall act as a broker in spot and forward foreign exchange in the inter-bank market and as a introducer of clients to other Group companies in relation to on-exchange futures and options broking and clearing business. The Executive shall also perform such other duties and exercises such powers as are consistent with his appointment and as are from time to time given to him by the Board and shall use his best endeavors to further the interests of the Group. The Executive shall comply with all policies and directives of the Board and the rules of the Securities and Futures Authority Limited ("SFA") and in particular personal account dealing and other regulatory notices and requirements in compliance with the SFA rules.

     (b) Without prejudice to sub-clause (a) the Executive shall at all times keep the Board fully informed of his conduct of his duties on behalf of the Company and, as the case may be, of any other member of the Group when appropriate and shall promptly provide such information and explanations as may be requested from time to time by the Board.

     (c) The Executive's normal working hours shall be (7:30 a.m. to 5:30 p.m.) on Mondays to Fridays inclusive with one hour for lunch and he shall devote such further time as may be necessary for the proper performance of his duties. Pressure of work may well necessitate that longer hours are worked.

     (d) The company may require the Executive to perform his duties anywhere within or outside the United Kingdom in the ordinary course of his duties.

     (e) During his employment the Executive shall not, except with the prior written consent of the Board, be directly or indirectly engaged, concerned or interested in any other business or occupation provided that he may hold and/or be interested in (for the purpose of


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          investment only and not exceeding one per cent of the issued share capital of any company) any securities listed on a recognized stock exchange or dealt in on any public securities market.

     (f) There shall be no obligation on the Company to vest in or assign to the Executive any powers or duties or to provide any work for him, and the Company may at any time or from time to time during any period of notice as specified in clause 2(a) (or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement, in order that the circumstances giving rise to that belief may be investigated) suspend the executive from the performance of his duties or exclude him from any premises of the Company and need not give any reason for so doing. During such suspension or exclusion the Company may require the Executive to be available by telephone during normal working hours. Salary and other benefits will not cease to be payable by reason only of such suspension or exclusion.

6.   HOLIDAYS

     (a) In addition to public holidays the Executive shall be entitled to (25) working days' paid holiday in each calendar year which shall be taken at such time or times as may be agreed between the Executive and the Board. Holiday entitlement during each of the first and last calendar years of employment shall be in direct proportion (to the nearest day) to the length of the Executive's service during such year. The Executive shall have no claim against the Company if he does not take his full holiday entitlement and holiday not taken in one calendar year may not be carried forward in whole or in part to a subsequent calendar year.

     (b) Reasonable notice of proposed holiday dates must be given by the Executive and the dates agreed with the Board. No holiday may be taken by the Executive after notice to terminate the Executive's employment has been given. On termination of his employment the Executive shall be entitled to remuneration in lieu of any outstanding holiday entitlement and the Company shall have the right to make an appropriate deduction from his final remuneration in respect of any excess holiday taken by the Executive.

     (c)  The retirement age of the Executive shall be 65.

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7.   SECRECY

     (a) The Executive shall not (except in the proper course of his duties hereunder), either before or after the Termination Date, make use of or divulge to any person, and shall use his best endeavors to prevent the publication or disclosure of, any trade secret or any other private, confidential or secret information concerning the business or finances of the Group or any of its dealings, transaction or affairs or concerning any third party with which the Group has dealt and all notes, memoranda and other records of such trade secrets or information made or received by the Executive during the course of his employment hereunder shall be the property of the Company and shall be surrendered by him to someone duly authorized on their behalf at the termination of his employment with the Company or at the request of the Board at any time during the course of his employment. In this Agreement confidential information includes, but is not limited to, the following:

          (i) information relating to the Group's clients, prospective clients, persons to whom the Group has made presentations and for whom quotations have been prepared, and the requirements of such persons in terms of the Group's business or services;

          (ii) information relating to the Group's suppliers, agents and distributors;

          (iii)information relating to intellectual property in which the Group has an interest, the marketing of the Group's products and services and the fee arrangements in force between the Group and its clients.

     (b) Whenever requested to do so by the Company, and in any event upon termination of his employment with the Company, the Executive shall hand over to the Company all models, equipment, documents and records (including all computer software and programs), and other things in his possession or control which relate to the business or affairs of the Group or of any third party with which the group has had dealings and no copies shall be retained by him. As between the company and the Executive all such documents and records are deemed to be the property of the Company.

     (c) The restrictions in sub-clause (a) shall cease to apply to information or knowledge which may (otherwise than through the Executive's fault) become available to the public.

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     (d)  These obligations are in addition to and not in submission for any obligations imposed upon the Executive by law or otherwise.

8.   RESTRICTIONS

     (a) The Executive shall not at any time during a period of six months after the Termination Date and in material competition with any business carried on by the Company or any other member of the Group at the Termination Date solicit the custom of or deal with any person, firm or company which was a client of or a prospective client of material importance to the Company or any other member of the Group and with whom the Executive had communicated or associated to any material extent in the course of his employment during the twelve months preceding the Termination Date unless the Company ceases to carry on inter-bank foreign business.

     (b) The Executive shall not at any time after the Termination Date represent himself or cause or permit himself to be represented as being in any way connected with the Group.

     (c) The Executive shall be bound by the following restrictions in respect of any employee of the Group who is an employee of the Company or any other member of the Group at the Termination Date or at any time during the preceding twelve months in an executive, managerial, technical or sales capacity-

          (i) the Executive shall not at any time during a period of six months from the Termination Date employ or offer to any such employee any alternative employment or attempt in any way to persuade any such employee to enter any alternative employment or to leave the employment of the Group.

          (ii) the Executive shall during a period of six months from the Termination Date use his best endeavors to prevent any person, firm or company with whom he may be engaged or connected from employing or offering to any such employee any alternative employment or from attempting in any way to persuade any such employee to enter into any alternative employment or to leave the employment of the Group.

     (d) The Executive acknowledges that in all the circumstances of this Agreement (including, but not limited to, the remuneration payable to the Executive hereunder) the restrictions and provisions herein contained are reasonable and necessary for the

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          protection of the Group's legitimate business interests and he further acknowledges that, having regard to those circumstances, such restrictions and provisions do not work harshly on him.

     (e) Notwithstanding sub-clause (d), the parties agree that the covenants set out in this clause shall be separate and severable and enforceable accordingly and, if any of the above periods of six months following the Termination Date referred to in sub-clauses (a), (b) and (c) shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Group, a period or periods of three months following the termination Date shall be submitted thereof.

     (f) The undertakings in this clause shall cover all actions by the Executive in whatever capacity and whether directly or indirectly through or with any third party, agent, company, partnership, employee, employer, associate (within the meaning of section 435 of the Insolvency Act 1985) or trust which if done by him personally would breach the provisions of this clause.

     (g) These obligations are in addition to and not in substitution for any obligations imposed upon the Executive by law or otherwise.

9.   INJUNCTIVE RELIEF FOR SECRECY AND RESTRICTIONS

     The Executive acknowledges that the Company will have no adequate remedy at law if the Executive violates the terms of the provisions of either of clauses 7 ("Secrecy") or 8 ("Restrictions") above. In the event of any such violation, the Company shall have the right, in addition to and without prejudice to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief of or specific performance to restrain any breach or threatened breach of this Agreement.

10.  DISCIPLINARY AND GRIEVANCE PROCEDURE

     In the execution of his duties the Executive shall conduct himself in a manner befitting his appointment hereunder. If the Executive is dissatisfied with any disciplinary decision or wishes to seek redress for any grievance relating to his employment he shall refer it to Charles Romilly whose decision shall be final.

11.  TERMINATION

     (a) The Executives' employment may be terminated by the Company forthwith by notice if:-

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     (i)  he makes any arrangement or composition with his creditors generally or there are grounds under section 267 if the Insolvency Act 1986 for the presentation of a credit's petition for a bankruptcy order to be made against him or an interim receiver of his property is appointed under section 286 of that Act;

     (ii) he is convicted of a criminal offense as a result of which he is sentenced to a term of imprisonment;

     (iii)he commits any serious breach of his obligations to the Company;

     (iv) having committed any breach of his obligations to the Company he fails to rectify such breach (if reasonably capable of rectification) or commits a further or continuing breach after warning by the Company;

     (v) his conduct is in the opinion of the Board prejudicial to the interests of the Group. The Board may take into account a conviction for any criminal offense not covered by sub-clause (ii) ;

     (vi) being a director of any company in the Group he resigns his directorship or become prohibited by law from being a director;

     (vii)he becomes of unsound mind or becomes a patient under the Mental Health Act 1983;

     (viii)by reason of ill health or incapacity he is prevented from performing his duties for periods which have exceeded (or in the reasonable estimation of the Board are likely to exceed) in aggregate twenty-six weeks in any twelve month period.

     (xi) he ceases to be authorised to conduct investment business in the United Kingdom.

     (b) Upon termination of his employment howsoever arising the Executive shall resign without claim for compensation from all directorships and other offices within the Group and should he fail to do so the Company is hereby irrevocably authorized by the Executive to appoint some person in his name and on his behalf as his attorney to sign any documents and do all things necessary or requisite to give effect thereto.

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     (c)  Upon the termination of the Executive's employment for whatever reason the Company will be entitled to deduct from any payments then due or becoming due to the Executive (whether in respect of any period before such termination or not) any moneys which may then be or become due or may become due thereafter from the Executive to the Company or any other member of the Group.

     (d) If the Executive's employment shall be terminated by reason only of the liquidation of the Company for the purpose of amalgamation or reconstruction and the Executive shall be offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms no less favorable than the terms of this Agreement the Executive shall have no claim against the Company in respect of the termination of his employment hereunder.

12.  NOTICES

     All notices under this Agreement shall be in writing. Notices to the Company may be given by the Executive either personally to Charles Romilly or by prepaid first class letter, facsimile or telex addressed to the Company at its registered office for the time being. Notices to the Executive may be given by the Company either personally or by prepaid first class letter, facsimile or telex addressed to the Executive at his last known address or his place of work. Any such notice unless given personally shall be deemed, if given by letter, to have been served 48 hours from the time of posting and in proving service by post it shall be sufficient to show that the letter was properly addressed and posted in accordance with the provisions of this clause and, if given by facsimile or telex, to have been served at the time it is transmitted if transmitted between 9:00 a.m. and 5:30 p.m. London time on a business day or, if not so transmitted, at 9:00 a.m. London time on the first business day thereafter. In proving service by facsimile or telex it shall be sufficient to show that the transmission was properly made and that the transmitting device was connected to a device with a facsimile or telex telephone number reasonably believed to be that of the party to be served.

13f  PREVIOUS AGREEMENTS

     (a) This Agreement supersedes any previous agreement (whether written, oral or implied) between any member of the Group and the Executive relating to his employment which, without prejudice to his right to receive sums accrued due thereunder, shall be void from the Commencement Date.

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     (b)  The Executive acknowledges and warrants that there are no agreements or arrangements, whether oral, written or implied, between any member of the Group and the Executive other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.

14.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with English law and the Executive hereby irrevocably agrees for the exclusive benefit of the Company that the English Courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

EXECUTED (in the case of the Executive as a deed) on the date appearing at the beginning of this document.


SIGNED by
the duly authorized representative of
THE COMPANY in the presence of:



Witness:



SIGNED AND DELIVERED as a deed by
THE EXECUTIVE in the presence of:



Witness:

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                                   Appendix 2

Agreed Fixed Overheads
Staff Costs
Graham Wellesley               $  8,565
Simon Drabble                     8,565
Lorenzo Naldini                   8,565
Alex (Assistant)                  4,280
Settlements                       5,900
Treasurer                         5,900
Inputter                          1,000
                                 42,775
Medical Insurance                   ?
Subsistence
Recruitment & Training              300
                                    300
Marketing
Advertising                       2,500
Printing                            ?
Entertaining                      1,500
Travel                            1,500
Postage & Stationary              1,500
                                  7,000
IT
Data Processing                   3,000
Information Services              8,250   2 Reuters 2000 &
                                          2 Reuters 2000 Dealers
Depreciation/Fixed writeoff         ?
Tullett & Tokyo Broker Box        4,500
                                 15,750

Premises Cost
Rent, Rates, Services etc.        4,700   (1,020 Square feet @ 37
                                  4,700   Lombard Street)
Other Expenses
Subscriptions                       410   (SFA)
Telecoms                          2,000
Audit & Accounting                1,000
Legal & professional              2,000
Insurance                           500
Bank Charges                      1,000
Sundries                          1,000
Irrevocable VAT                     ?
                                  7,910
Errors                              ?
Cost of Capital                  20,400
Total Overhead                   98,635
Less draws                      (25,695)
                                 73,140
Bonus escrow                   $124,530

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